CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-262105 on Form S-1 and No. 333-262582 on Form S-8 of our report dated March 16, 2023, relating to the financial statements of BuzzFeed, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP

New York, New York
March 16, 2023